ABN AMRO Series 1998 1 Aggregate Statement of Principal and Interest Distributions to Certificateholders for 200201 to 200212
Class	Principal	Interest	Ending Principal Balance
R (Component R I)	0.00	0.00	0.00
B 1	46,263.73	141,901.03	2,088,441.94
B 2	23,131.84	70,950.48	1,044,220.57
B 3	23,131.84	70,950.48	1,044,220.59
B 4	11,565.92	35,475.26	522,110.25
B 5	10,225.70	35,475.21	522,109.80
IA 1	36,060,911.81	2,458,724.51	21,999,428.47
IA 2	14,314,453.16	1,507,033.26	9,475,149.84
IA 3	0.00	0.00	0.00
IA 4	0.00	0.00	0.00
IA 5	1,587,746.73	11,142.58	0.00
IA 6	14,254,582.00	569,395.89	0.00
IA X	0.00	113,535.55	896,575.66
IIA 1	8,864,121.63	976,220.01	9,923,776.85
IIA P	96,544.28	0.00	85,455.45
IIA X	0.00	26,650.94	297,417.86
M	109,876.25	337,014.66	4,960,045.67
R (Component R II)	0.00	0.00	0.00